EXHIBIT 99.1

Complete Genomics Reports Results for Third Quarter 2011

MOUNTAIN VIEW, Calif., Nov. 7, 2011 (GLOBE NEWSWIRE) -- Complete Genomics, Inc. (Nasdaq:GNOM), the whole human genome sequencing company, today announced its financial results for the quarter ended September 30, 2011.

Third Quarter 2011 Results

  The company recognized revenue for over 700 genomes compared to over 300 genomes recognized in the third quarter of 2010
  Revenue was $4.2 million compared to $4.2 million in the third quarter of 2010
  Costs and operating expenses were $25.0 million compared to $14.9 million in the third quarter of 2010
  Net loss was $21.6 million compared to $20.5 million in the third quarter of 2010. The net loss for the third quarter of 2010 included an $8.8 million non-cash expense resulting from the accounting adjustment to market value of certain equity securities.

"The company continues to make progress in expanding its order book as well as its customer base. In the third quarter, we signed orders for approximately 3,400 genomes valued at approximately $17 million," said Dr. Clifford Reid, chairman, president and CEO of Complete Genomics. "We have booked orders for approximately 6,100 genomes valued at $31 million from the beginning of the year through September 30, 2011, with more than 100 customers having now used our service."

"At this year's International Congress of Human Genetics and American Society of Human Genetics Annual Meeting in Montréal, Complete Genomics announced the launch of its Cancer Sequencing Service," Dr. Reid continued. "This service offers deeper sequencing, more sensitive algorithms, and grouping of an individual's tumor and matched normal samples to enhance data quality, and ease of use for our customers working to understand cancer pathology. It also furthers our leadership position in whole human genome sequencing."

In the third quarter of 2011, the company recorded $8.2 million for costs of services, compared to $6.0 million for start-up production costs in the third quarter of 2010.

Research and development expenses were $9.5 million during the third quarter of 2011, compared to $5.0 million in the third quarter of 2010. Sales and marketing expenses were $3.5 million during the third quarter of 2011, compared to $1.6 million in the third quarter of 2010. General and administrative costs were $3.8 million during the third quarter of 2011, compared to $2.3 million in the third quarter of 2010.

The company's backlog as of September 30, 2011 was approximately $24 million and 4,800 genomes. The company ended the third quarter of 2011 with $105.1 million in cash, cash equivalents and short-term investments.

Highlights since the Company's Last Earnings Release

  For the genomes sequenced during the third quarter, our median call rate was over 97% of the genome. Median turnaround time for data results was 62 days.
  The company has begun deploying its high density arrays which it expects will increase throughput to approximately 1.5 genomes per sequencer per day from current throughput of approximately 1 genome per sequencer per day. Upgrades to our sequencers to enable use of the new higher density arrays will be made starting in the fourth quarter of 2011.
  In October, the company announced its collaboration with Scripps Health system to sequence 1,000 Wellderly individuals. In addition to sequencing the whole genomes of the Wellderly Study participants, Complete Genomics will work with Scripps to assemble the results into a Wellderly Genomic Reference Resource, which may have broad applicability in the field of translational medicine.

Fourth Quarter 2011 Outlook

The company shipped approximately 2,400 genomes to its customers in the three quarters of 2011. In the fourth quarter, the company expects to ship between 900 and 1,200 genomes, bringing the total shipments for the year to between 3,200 and 3,600. This range reflects uncertainty in the cycle time for genomes that are currently in process.

Conference Call

Complete Genomics will host a conference call on Nov. 7, 2011 at 1:30 p.m. PT to discuss its financial results for the quarter. The conference dial in numbers are US: (877) 844 - 6890 or International: (760) 298 - 5092 (Conference ID: 23536928). A live audio webcast of the call will also be available in the Investor Relations section of the Complete Genomics website at http://ir.completegenomics.com/events.cfm.

An audio webcast replay of the conference call will be available in the Investor Relations section of the Complete Genomics website approximately two hours after the call and for 30 days thereafter.

About Complete Genomics

Complete Genomics is the whole human genome sequencing company that has developed and commercialized an innovative DNA sequencing platform. The Complete Genomics Analysis Platform (CGA™ Platform) combines Complete Genomics' proprietary human genome sequencing technology with our advanced informatics and data management software. We offer this solution as an innovative, end-to-end, outsourced service, CGA™ Service, and provide customers with data that is immediately ready to be used for genome-based research. Additional information can be found at www.completegenomics.com.

Forward Looking Statements

Certain statements in this press release, including statements relating to potential revenue from orders, backlog, future numbers of genomes to be sequenced and shipped, expected increases to the throughput of the Company's sequencers, the applicability of the Wellderly reference data and expectations regarding the Company's cancer sequencing service are forward-looking statements that are subject to risks and uncertainties. Readers are cautioned that these forward-looking statements are based on management's current expectations, and actual results may differ materially from those projected. The following factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: the company's limited operating history, delays in production due to technical issues, any failure to complete backlogged orders and recognize the associated revenue, the timing of sample arrivals, our ability to reduce the average cost of our sequencing service, the timing and extent of reductions in the price of our genomic sequencing service, growth in the market for complete human genomes, any potential inability to increase yield and any problems maintaining relationships with its customers. More information on potential factors that could affect the Company's financial results can be found in its Annual Report on Form 10-K filed on March 30, 2011 and our Quarterly Reports on Form 10-Q, including those listed under the caption "Risk Factors". The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events or otherwise.

Complete Genomics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenue	$ 4,177	$ 4,161	$ 16,875	$ 5,586

Operating expenses:
Cost of revenues	8,182	--	20,886	--
Start-up production costs	--	6,007	--	14,992
Research and development	9,546	4,954	24,382	16,051
General and administrative	3,810	2,330	10,058	7,192
Sales and marketing	3,455	1,591	9,293	4,130

Total operating expenses	24,993	14,882	64,619	42,365

Loss from operations	(20,816)	(10,721)	(47,744)	(36,779)

Interest expense	(799)	(908)	(1,949)	(2,052)
Interest and other income (expense), net	9	(8,827)	(333)	(8,592)

Net loss	$ (21,606)	$ (20,456)	$ (50,026)	$ (47,423)

Deemed dividend related to beneficial conversion feature of Series E convertible preferred stock	--	$ (405)	--	$ (405)

Net loss attributed to common shareholders	$ (21,606)	$ (20,861)	$ (50,026)	$ (47,828)

Net loss per share attributed to common stockholders — basic and diluted	$ (0.65)	$ (21.87)	$ (1.72)	$ (66.78)

Weighted-average shares of common stock outstanding used in computing net loss per share—basic and diluted	33,076,940	954,022	29,135,162	716,185

Complete Genomics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2011	2010

Assets
Current assets
Cash and cash equivalents	$ 64,911	$ 68,918
Investments	40,202	--
Accounts receivable	4,941	4,943
Inventory	3,268	3,980
Prepaid expenses	810	1,101
Other current assets	359	78

Total current assets	114,491	79,020
Property and equipment, net	31,815	23,843
Other assets	890	297

Total assets	$ 147,196	$ 103,160

Liabilities, Preferred Stock and Stockholders' Equity
Current liabilities
Accounts payable	$ 5,200	$ 3,066
Accrued liabilities	5,137	3,102
Notes payable, current	5,157	5,780
Deferred revenue	6,929	5,739

Total current liabilities	22,423	17,687
Notes payable, net of current	18,411	7,521
Deferred rent, net of current	3,736	4,316

Total liabilities	44,570	29,524

Preferred stock	--	--

Common stock	33	26
Additional paid-in capital	291,467	212,458
Retained deficit	(188,874)	(138,848)

Total stockholders' equity	102,626	73,636
Total liabilities, preferred stock and stockholders' equity	$ 147,196	$ 103,160
CONTACT:  Complete Genomics, Inc.
          Scott Sandler
          Investor Relations
          (650) 943-2788
          ssandler@completegenomics.com